CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) of our report dated April 28, 2020, relating to the financial statements and financial highlights, which appears in Invesco Environmental Focus Municipal Fund’s (formerly known as Invesco Oppenheimer Municipal Fund) Annual Report on Form N-CSR for the eleven months ended February 29, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

Houston, Texas

September 3, 2020